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                                                                     Exhibit 8.1


                                   May 4, 2001

Three Rivers Bancorp, Inc.
2681 Mosside Boulevard
Monroeville, PA  15146

Pennsylvania Capital Bank
The Times Building
336 Fourth Avenue
Pittsburgh, PA  15222

Ladies and Gentlemen:

            You have requested our opinion regarding certain federal income tax consequences of a transaction ("MERGER") in which The Pennsylvania Capital Bank ("PA CAPITAL") will merge with and into Three Rivers Bank and Trust Company ("THREE RIVERS BANK") a wholly owned subsidiary of Three Rivers Bancorp, Inc. ("THREE RIVERS"), with Three Rivers Bank surviving. Pursuant to the Agreement and Plan of Reorganization entered into by Three Rivers, Three Rivers Bank and PA Capital on January 31, 2001 ("MERGER AGREEMENT"), the outstanding shares of common stock of PA Capital will be converted into shares of common stock of Three Rivers and an amount of cash.

            In delivering this opinion, we have reviewed and relied upon the Merger Agreement (including Exhibits), the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (File No. 333-57318), as amended, filed with the Securities and Exchange Commission on the date hereof (the "PROXY STATEMENT/ PROSPECTUS") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Three Rivers and PA Capital respectively (the "OFFICERS' CERTIFICATES") dated as of the date hereof. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Proxy/Prospectus.

            In connection with rendering this opinion, we have also assumed (without any independent investigation) that:
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Three Rivers Bancorp, Inc.
Pennsylvania Capital Bank
May 4, 2001
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            1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

            2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

            3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations; and

            4. The Merger will be reported by Three Rivers, PA Capital and Three Rivers Bank on their respective federal income tax returns in a manner consistent with the opinion set forth below.

            Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof), the statements set forth in the Officers' Certificates are true and correct as of the date hereof and at the Effective Time, and the application of the federal income tax laws to the Merger does not change from the date hereof to the Effective Time, then:

                  (a) The Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("CODE");

                  (b) Three Rivers, PA Capital and Three Rivers Bank will each be a "party to the reorganization" as defined in Code Section 368(b); and

                  (c) No gain or loss will be recognized by Three Rivers, PA Capital or Three Rivers Bank as a result of the transactions contemplated in the merger agreement;
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Three Rivers Bancorp, Inc.
Pennsylvania Capital Bank
May 4, 2001
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                  (d) Shareholders of PA Capital who receive a combination of shares of Three Rivers common stock and cash in exchange for shares of PA Capital common stock, will not recognize gain or loss on the receipt of the shares of Three Rivers common stock. Shareholders of PA Capital will recognize gain on the cash received in an amount equal to the lesser of the cash received or the difference between (a) the sum of the cash received and the fair market value of the Three Rivers common stock received and (b) the shareholder's basis in his or her shares of PA Capital common stock.

                           If the shares of PA Capital common stock exchanged
are a capital asset, any gain recognized under the preceding paragraph will be capital gain unless and to the extent any cash received has the effect of a dividend. The capital gain will be long-term if the PA Capital common stock has been held by the holder for more than one year. The determination whether such shareholder recognizes capital gain and/or dividend income is made by reference to the redemption rules of Section 302 of the Code. Under Section 302, all of the cash representing gain recognized on the exchange will be taxed as capital gain if the deemed redemption is a "substantially disproportionate redemption" of stock with respect to the shareholder or is "not essentially equivalent to a dividend." For this purpose, the merger will be viewed as if all holders of PA Capital common stock had received only Three Rivers common stock in the merger and as if Three Rivers had thereafter redeemed appropriate portions of the Three Rivers common stock in exchange for the cash distributed in the merger. The deemed redemption is a "substantially disproportionate redemption" if the shareholder's deemed percentage share of outstanding Three Rivers common stock after the merger but before the deemed redemption is reduced by more than 20% as a result of the deemed redemption. The deemed redemption is "not essentially equivalent to a dividend" if the shareholder experiences a "meaningful reduction" in his proportionate interest in Three Rivers by reason of the deemed redemption. In general, there are no fixed rules for determining when a "meaningful reduction" has occurred.

                           In determining whether a shareholder has a
"substantially disproportionate redemption" or experiences a "meaningful reduction" in his proportionate interest in Three Rivers, shares of Three Rivers common stock which are considered to be owned by the shareholder pursuant to certain constructive stock ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account. In general, under
Section 318 a shareholder constructively owns any stock which the holder has an option to acquire, or any stock owned directly or indirectly by (1) the holder's spouse (unless legally separated under court decree),
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Three Rivers Bancorp, Inc.
Pennsylvania Capital Bank
May 4, 2001
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children, grandchildren or parents; (2) a partnership, trust or estate in which the holder has an interest to the extent of the holder's interest; or (3) a corporation to the extent of the holder's interest, but only if the shareholder actually or constructively owns 50% or more in value of the corporation's stock. Also a shareholder that is a partnership, trust or estate will be considered to own stock owned by its partners, grantors or beneficiaries, as the case may be, and a shareholder which is a corporation will be considered to own stock owned by any of its shareholders who own 50% or more in value of the corporation's stock. An S corporation and its shareholders are treated as if they were a partnership and partners, respectively. In many instances, stock owned constructively as a result of the attribution rules can be attributed again to another (for example, stock owned due to family attribution can further be attributed to a partnership), but in other circumstances, there is no such "double" attribution.

                           The Internal Revenue Service has issued a published
ruling indicating that a distribution of cash to a shareholder (x) whose proportionate interest in the company (taking into account the constructive ownership rules of Section 318 of the Code described above) is reduced, (y) whose relative stock interest in the surviving corporation is minimal, and (z) who exercises no control over company affairs, will be treated as "not essentially equivalent to a dividend" under Section 302 of the Code.

                           If any of the cash received by a PA Capital
shareholder has the effect of a dividend, the portion of the gain recognized pursuant to the first paragraph of this section (v) equal to the shareholder's share of undistributed corporate earnings and profits is treated as dividend income and the balance of the gain is capital gain. It is unclear whether it is earnings and profits of PA Capital which are considered or some combination of those of PA Capital, Three Rivers Bank, and/or Three Rivers;

                  (e) The holding period of the shares of Three Rivers common stock received in the merger will include the period during which the shares of PA Capital common stock exchanged therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and

                  (f) The aggregate tax basis of the shares of Three Rivers common stock received by shareholders of PA Capital (including any fractional shares of Three Rivers common stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of PA Capital common stock surrendered in exchange therefor increased by the gain, if any, recognized on the exchange (including any portion treated as a dividend), and decreased by any cash received in the exchange.
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Three Rivers Bancorp, Inc.
Pennsylvania Capital Bank
May 4, 2001
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            This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

            This opinion addresses only the classification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.



                                    Very truly yours,




                                    /s/ KIRKPATRICK & LOCKHART LLP